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EXHIBIT 99.1

TRANSCRIPT OF STEWART & STEVENSON'S CONFERENCE
CALL HELD MARCH 3, 2004

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Stewart & Stevenson preliminary fourth quarter results on leadership changes conference call. My name is Rhoda, and I will be your coordinator for today.

At this time, all participants are in listen-only mode, and we'll be facilitating a question-and-answer session towards the end of this conference. If at any time during the call, you require assistance, press star followed by 0, and a coordinator will be happy to assist you.

I would like to turn the call over to your host for today's call, John Simmons, Vice President and Chief Financial Officer. Please proceed, sir.

John Simmons—Stewart & Stevenson Services—VP and CFO

Thank you, Rhoda, and good morning to everyone. We appreciate you joining our call this morning to discuss last night's release. Before I turn the call over to Max Lukens, let me take care of some necessary housekeeping issues.

The press release we issued can be found on the Company's website under the heading "newsroom." Also, today's call is being simulcast through the Stewart & Stevenson Services website. An audio archive will be available on the Company's website shortly after today's call.

Information discussed in today's call speaks only as of today, March 3, 2004, so please be advised that time-sensitive information may no longer be accurate as of the time of any future replay. Also, Max and I will be discussing certain subjects today that will contain forward-looking information, including known events, trends, developments that may have an impact on the company's future operating results. We caution that the actual results could differ materially from those we might be describing in today's discussions.

Additional detailed information concerning the number of factors that could cause actual results to differ from today's information is readily available in the press release and in the Company's Annual Report of Form 10-K and Quarterly Report on Form 10-Q filings under the heading "factors that may affect future results."

With that, I will now turn the call over to Max Lukens, President and CEO, for his comments. Max?

Max Lukens—Stewart & Stevenson Services—President and CEO

Good morning, everybody.

We put out a press release last night where we showed that we expect significantly lower results for the fourth quarter in comparison to our previous quarter, where we lost 54 cents per share, and also in comparison to the loan consensus estimate that we have. We have one analyst that follows us, and so that represents our consensus estimate; and that person had us at 9 cents per share loss.

We're currently estimating that the company's fourth quarter loss will be in the range of $1.35 to $1.50 per share. It is important to realize that our quarter and year-end closing process is not yet complete, and is subject to further adjustments until our independent audit is complete. And in that process, we filed our form 10-K. The purpose of today's call is to give you early insight into our estimated earnings for the quarter and explain some of the major drivers that have impacted our results.

Before I comment further on the quarter, let me thank the Board for the confidence they have placed in me by electing me President and CEO of Stewart & Stevenson Services. My decision to accept this position obviously reflects my commitment to returning our company to achievable—to achieving acceptable returns for our shareholders. I am confident we are taking the appropriate actions to accomplish our goals.

Returning to the quarter, let me provide with you additional information before John capsulizes some of the financial results. And if I take you back to the two previous conference calls I've had with you since September 16, let me review a little of that bidding and things that I've said in each of those calls that still apply to our process today.

One, we have returns in our businesses that are not what we wish, and those returns must be improved dramatically, and we must do that with a sense of urgency. Two, we said we would be proactive on several fronts to improve our profitability based on current sales levels, and that we would not wait for a recovery in our markets to bail our returns out. Three, we said that we would begin an immediate assessment of each of our business segments to determine their long-term potential. And, four, we said we would record the financial effects of any of our actions in the quarters that the management and strategic actions actually occurred.

Well, since that date, we have taken numerous actions that have necessitated costs and expenses to be reflected in our financials, but which we believe were necessary and appropriate. We believe we are setting a direction for the company that should result in improving financial performance.

The fourth quarter in large measure reflects significant losses in two of our business segments. Our Power Products division and our Distributed Energy Solutions division. Earnings have been adversely impacted, not only by our weaker-than-expected operating performance, but also by numerous management actions we have taken starting back in September and continuing through today; and they will continue through the next several quarters. I would like to enumerate some of the more significant actions we have taken during this fourth quarter in the Power Products segment of our business.

One, we have reduced over 200 personnel since December when we began this process. We have reorganized from 14 customer service centers to four domestic regions and one international region in an effort to reduce costs and focus our efforts in the marketplace. We have named Don Kyle as President of Power Products, and Durham Manuel [ph] as Vice President of Sales of Power Products.

We have decided to exit the Thermo King product offering in Texas and Louisiana,and are evaluating the product offering elsewhere. Similarly, we are evaluating the product MerCruiser product offering to determine its long-range potential. We have closed the Auburn, Washington branch; the Beaumont, Texas branch; the Hammond, Louisiana branch; and the Laredo, Texas location. We have exited the Arkansas-based polytubing irrigation product offering. We have transferred our hybrid bus refurbishment initiative from our Power Products Denver region to the Engineered Products Division at Telge Road in Houston. We have exited the wheelchair lift business, and we have decided to change our push to long-time forklift leasing and have begun the process of selling our long-term forklift rental agreements and the residual value of the assets to one or more third parties.

In other words, in this business, we'll continue in this important segment, but will not hold the long-term paper. The above actions are expected to result in lower volume, a higher-quality revenue stream with less infrastructure cost, lower capital employed, and improved financial results in future periods. We will give you many more details further in our call on March 25 as to the impact of each of these items. I wanted to identify them generically for you today, and we'll give you more details in our actual closing conference call later in the month.

This much internal activity in a short time has impacted the financial results in the fourth quarter of Power Products, and having been through the bulk of a lot of activities, we are now actively returning to the focus of this business to a customer-oriented business and looking at the external drivers of our revenues.

Don Kyle has joined us as the President of Power Products, and will focus on increasing our sales and returns in our newly stream-lined organization.

Before I move on to other segments, let me also advise you we have entered into new distribution agreements for the Detroit diesel product offerings. One each for the on-highway and off-highway portions of that business. These replace the previous single agreement that expired on December 31 of 2003. As these agreements are still relatively fresh, we intend to comment further on their specifics at our next call and in the filing of our form 10-K in April.

In our Distributed Energy Solutions Segment, we continue our exit of the turnkey engineering procurement and construction power generation business. We have incurred significantly higher costs than anticipated in completing our contractual obligations in this segment, as we address complex technical issues. We have also continued to review the likelihood of realizing our existing engine inventory in this segment through future sales, and we have made appropriate adjustments in the financials. We believe we have identified most of the issues related to this exit, but until the remaining contracts are completed, we cannot be certain that additional costs will not be incurred.

Mark Whitman [ph] has been appointed President of the Engineer Products Division, with the responsibility for the Petroleum Equipment and Utility Equipment segments of those businesses. Mark brings extensive manufacturing and international business experience to us, and we look forward to his being part of the management team.

Peter DeFronzo, who previously managed all of the Engineered Products Division, will now devote his time as solely to being President of the Distributed Energy Solutions Business, and will focus full-time on managing that business and serving our customer base.

John will now give you further comment as to the fourth quarter financial results, and then I will follow with some closing comments.

John Simmons—Stewart & Stevenson Services—VP and CFO

Thank you, Max.

Let me first emphasize, again, that the information we released yesterday and the discussions we are having today are based on preliminary results. Our quarter-closing process is still underway and our independent audit in process. We are advising what we know today with more detailed to follow, our regularly scheduled earnings release day, which is now set for March 25.

I will now provide you additional information regarding the results we expect for the fourth quarter. In total, we expect a loss of between $1.35 and $1.50 per diluted share, which represents an after-tax loss of $38 million to $43 million. On a pretax basis, the range of this loss is $62 million to $66 million. The range of potential outcome reflects the continuing audit and the large number of strategic actions taken during the quarter that must be recorded properly in our financials. Please remember my comments were made in the context of a range of final outcomes.

Turning to the segments, the Tactical Vehicle Segment continued to deliver sales and margins at levels that were at or above those we anticipated. Sales are expected to be approximately $115 million for the quarter, with operating margins in the 14% to 15% range. The next FMTD contract begins in October of this year, and the U.S. Defense Department recently announced $179 million contract award for 1077 trucks and 583 trailers. This award represents the funding of the second program year under the new contract that covers the period from February ‘05 through September ‘05, and this is at volumes—base-level volumes—that we anticipated.

In the Power Products Segment, we expect to have a loss of approximately $32 million, on sales of approximately $125 million for the quarter. This loss results from a combination of two things, an operating loss in the range of $10 million and additional costs associated with management actions in other issues in the range of $22 million. The operating loss of approximately $10 million can be attributed to a lower level of higher-margin service sales, in part. The result was relatively flat sales in total, but a negative impact from the resulting change in composition are mixed between equipment and service. As Max has already mentioned, we believe the enormous amount of energy being expended inwardly to implement the changes made during the quarter are also having a negative impact on our operating results. We are strengthening our external focus with an emphasis on serving our customers going forward.

With regard to the $22 million of additional costs, these are associated with management actions and other costs in the business. We will describe more completely the impact of each of these items at our next call on March 25. The costs generally reflect the impact of the actions taken that Max previously enumerated and includes such things as costs associated with personnel reductions, branch closures, the exit of certain product offerings, and settlement of various legal claims. We have also reassessed our strategies related to capital employed in this business and have taken steps to reduce the level to more reasonable amounts.

I will now move to the Distributed Energy Solutions Segment, where we also incurred significant losses in the fourth quarter of approximately $28 million. This loss also result from a combination of operating losses in the range of $7 million in costs associated with management actions primarily related to the exit of the turnkey business, and other operating issues in the range of $21 million. Sales for the quarter were very weak at approximately $5 million, which drove the operating loss I referred to of $7 million. With regard to the $21 million in additional costs, again, this was driven by our decision in the third quarter to exit the turnkey engineering, procurement, and construction activities in this segment.

We made appropriate financial adjustments at that time for known issues, and continue our process of exiting that portion of business during the fourth quarter. Significant additional costs were required and are anticipated to complete our contractual obligations under existing contracts beyond what we first understood. In addition, the continued assessment of the assets employed in that business resulted in the realization that we will likely not recover full carrying costs of our existing engine inventory and future sales in this segment.

Accordingly, we made additional appropriate adjustments in the quarter to reflect these findings. Again, we will provide more details as to the composition of the changes—charges in the quarter, rather, at our scheduled earnings release on March 25.

The Petroleum Equipment Segment, within the Engineered Products Division, has significantly lower sales in the fourth quarter as compared to the third, and were approximately $13 million. This low-level of sales, combined with higher-operating expenses in the quarter, resulted in a loss of approximately $7 million.

The Utilities Equipment Segment is expected to report losses in the range of $3 million on sales of $5 million for the quarter. They also incurred somewhat higher-operating expenses during the fourth quarter.

The Airline Segment had sales in the range of $17 million, which continue to be at a level below break-even for this business. In addition, we also experienced some additional operating expenses that were higher-than-anticipated, which resulted in a loss in this segment of approximately $4 million for the quarter.

Corporate expenses were approximately $3 million, and interest income and expense net was in the range of $400,000 expense for the quarter.

We ended the year with approximately $62 million of cash on the balance sheet, in total debt of $28 million. Our revolving credit facility expired on January 31, and we anticipate entering the market to seek renewal sometime during the first or second quarter of the current fiscal year.

Again, I must caution these results are preliminary and subject to final adjustment between now and the completion of our year-end audit and filing of our Form 10-K.

With that, I'll turn it back to you, Max.

Max Lukens—Stewart & Stevenson Services—President and CEO

I'll take the remaining time to comment on each business segment and give you my thoughts as to how we view each of these businesses going forward.

Beginning with the Power Products Segment. Strategically, we believe power products will continue to provide a significant portion of the company's revenue and has the potential to provide acceptable returns. We have focused first on improving the quality of the revenue stream, and then to increasing existing revenue where the quality is acceptable. Secondly, all costs resident in this segment are being reviewed to determine appropriate levels for this business. The considerable list of actions taken in this segment during the last quarter that I have previously enumerated have resulted in an inward focus during this period of change. We are now returning our focus to serving our customers in the best manner possible, and Don Kyle, President; and Durham Manuel, Vice President of Sales and Marketing will play a key role in this effort.

Going to our Tactical Vehicle Systems Segment. Obviously this segment represents an important part of the company. We are attempting to grow this segment by exploiting opportunities to broaden the product offering and to market the existing product to wider markets. The current FMT contract, FMTV contract, is expected to be completed at the end of September. The recently-awarded new FMT contract is expected to begin production at the beginning of October of the current fiscal years, at lower levels of profitability. We continue to actively pursue the United Kingdom's Ministry of Defense contract to supply potentially over 8,000 vehicles, as well as other opportunities to deliver tactical vehicles around the world. We have previously communicated the new FMTV contract margins will be lower, but we will not comment further on the margins associated with this new contract because of the competitiveness of contract proposals currently in process.

We continue to evaluate the Airline Product Segment. This segment enjoys a strong brand-name recognition. It has a wide range of technically-strong product offerings in numerous markets. It has a very strong management team and its financial performance is improving. However, this business continues to operate in an uncertain, highly volatile market, and the challenge we face is to find ways to increase sales volumes in the segment to a level that allows for a reasonable return.

The Engineered Products Division previously consisted of three businesses: Distributed Energy Solutions, the Petroleum Equipment, and the Utility Equipment Segments. As I previously discussed, we are continuing our exit of the turnkey engineering, procurement, and construction power generation business, which is located primarily on the west coast of the U.S. and this is under the direction of Peter DeFronzo. This exit has resulted in significant financial adjustments related to costs to complete existing contractual commitments, as well as the realization of existing ends[ph] in inventory. Pete will continue to focus on this business and to ensure that our customers are served in the best way possible, and that we satisfy their requirements.

This leaves the Petroleum Equipment and Utility Equipment businesses, as well as any remaining packaging and equipment sales of power generation equipment at the Telge Road facility in Houston. Mark Whitman will manage these businesses as we continue to evaluate their strategic potential. It's likely that some power generation packaging capability and other selected activities will be moved to the Power Products or other segments at a later date.

At the corporate location in Houston, we have continued to reduce costs where appropriate, and we now have a corporate staff that amounts to approximately 50 people. I would like to reiterate once again we are committed to continually taking the actions necessary to restore acceptable returns to each business, or if we can't do that, consider exiting that business at the appropriate time.

The results for this quarter are disappointing, to say the least, but we believe that the actions we have taken and will continue to take are necessary and appropriate. The next few quarters will continue to be challenging for the company. However, I believe the actions we are taking should position the company for improved results in the future. We will continue our current practice of not providing specific financial guidance on future quarters, but we will continue to explain our actions in the impact of each as we report on each quarter going forward.

We will provide additional information about the quarter just ended in our scheduled call in March, once we have received a complete audit.

Thank you for your patience. We will now entertain a few questions in the time remaining for this call. We will not answer questions beyond this call until the regularly scheduled release date, since we're entering our blackout period.

QUESTION AND ANSWER

Operator

Ladies and gentlemen, if you wish to ask a question, please press star followed by 1 on your touch-tone telephone. If your question has been answered or you wish to withdraw your question, press star followed by 2. Questions will be taken in the order received. Again, that's star 1 to begin.

And your first question comes from Robert Longnecker from Barrington Capital. Please proceed, sir.

Mr. Longnecker, do you have a question?

Robert Longnecker—Barrington Capital—Analyst

Yes, I wanted to ask a question about the Power Products business. You guys said that you've done—you've recognized most of your charges in the DES segment, but didn't mention whether there's more charges to come in Power Products. I was wondering if you could speak to that.

Max Lukens—Stewart & Stevenson Services—President and CEO

As we go forward, and if there are other things we do tactically or strategically, there could be other charges related, for example, if there were other things we wanted to exit or other employee reductions or liabilities. We'll do those in the quarter that we're taking the actions. The current accounting convention requires that you sort of recognize them in the quarter that you're doing them. We obviously have future plans to do other things. We will record any incidental charges with them as we go forward.

Robert Longnecker—Barrington Capital—Analyst

Do you think they're likely to be as big as the ones were in this quarter?

Max Lukens—Stewart & Stevenson Services—President and CEO

I really don't have an idea. I doubt if they're as large as we had this quarter, but we're not done evaluating our whole process. We're kind of a work in progress. We worked very hard last quarter to get as much done as possible that we could get in the quarter and recognize in the quarter, but we do have some hangover items, and we're not done with the process yet.

Robert Longnecker—Barrington Capital—Analyst

Okay, and could you guys speak a little bit more to the Detroit diesel contract? I know that's actually changed materially, and I would like to get more details on that.

Max Lukens—Stewart & Stevenson Services—President and CEO

We will furnish you more details in March. Suffice it to say at this time we have on the on-highway agreement have come to an agreement, and we're in the process of evaluating what the implications of that are. It's a multiyear agreement longer than the ones we have had before, I believe it's a seven-year term, we'll kind of quantify for you what we think the aspects of that are in our March meeting.

The off-highway agreement, I believe, has also been signed, and we'll do the same in March. I know that was a hangover item on what would happen. We, obviously, are not the only distributors that are applicable to those agreements. There's a whole network of distributors for both of those, and so the negotiation and signing process involves a lot of companies and that process has been finalized, and we're implementing the provisions of the new contract.

Robert Longnecker—Barrington Capital—Analyst

Okay, and last question. Can you guys just speak a little bit to the cost savings that you expect from the actions you've taken thus far.

Max Lukens—Stewart & Stevenson Services—President and CEO

We'll give you a more complete rendering of that in March. We wanted first in this call, it's to alert you as to what the condition of the quarter was financially, and we'll speak more of that to when we actually have the books closed.

Operator

Your next question comes from George Gaspar from Robert W. Baird. Please proceed.

George Gaspar—Robert W. Baird & Company—Analyst

Yeah, good morning and good luck, Max.

Max Lukens—Stewart & Stevenson Services—President and CEO

Thank you, George.

George Gaspar—Robert W. Baird & Company—Analyst

I know you got a tough job in front of you, but hopefully with your background you can get this company back on track.

My first question, again, relates to the FMTV area, or TVS in general. Is the—is your bid formally entered for the UK contract at this point?

Max Lukens—Stewart & Stevenson Services—President and CEO

Yes, it is.

George Gaspar—Robert W. Baird & Company—Analyst

Okay, so therefore I am a little concerned that if the contract bids are in, then I would hope that maybe we could get more immediate thought process from the company on where they think the margin is going on the operating basis for FMTV3.

Can you speak to that at all, because here's my thought: If the—if the decline is material off of previous margins, I think that we deserve to know we're within seven months of the start of that contract, and I would think that, I mean, if it was material, that you all would be saying something about it at this point.

Max Lukens—Stewart & Stevenson Services—President and CEO

Yeah, George, we look at that business as a business segment, number one, and, two, there is a contract in it. Back to the competitive aspects of that, the fact that we've submitted a bid to the MOD doesn't get me off the hook for talking about this margins, because until those contracts are awarded, there are all kinds of subtle and not so subtle negotiations that can occur, and we're just not prepared to to talk—obviously there could be very—there could be a lot of similarities in the way we bid that versus the way we bid other trucks, and we just think the competitive risk is too much to talk about that yet.

George Gaspar—Robert W. Baird & Company—Analyst

Okay.

Max Lukens—Stewart & Stevenson Services—President and CEO

And here's the other thing I would say. When something becomes material enough to disclose to the investors, we will do that.

George Gaspar—Robert W. Baird & Company—Analyst

Okay. Further on FMTV, there's been a couple of modification contracts that were issued which indicated that there were short-term deliveries to be made, and it looked like they were to be in the first quarter.

How does that stack up? It looks like you're going to come in with about 3 million more revenue stream than we had forecasted in our model for tactical vehicles for 4Q. Is—what's the outlook for the early part of the year here in terms of total sales volume? It sounds like maybe you're running more vehicles through assembly than potentially the fourth quarter.

John Simmons—Stewart & Stevenson Services—VP and CFO

Yeah, George. This is John. When we do our press release at the end of March, we'll follow our custom of giving you a delivery schedule a couple quarters out, and I think that will bring some clarity. The plus-ups that you alluded to are, I think, in the 25 to $30 million range, or relatively short-term deliveries, certainly in the current year. The—the significant award that I mentioned during my comments of $178 million really gets to dissect the new contract and kicks in in the second program year of that arrangement. So we'll give you some specific delivery schedules and target revenues here in a couple of weeks.

George Gaspar—Robert W. Baird & Company—Analyst

Can you explain—I mean what's the beginning of the second contract. This is $175 million contract. When does that begin? Can you just absolutely give us a date on that?

John Simmons—Stewart & Stevenson Services—VP and CFO

I can give you some clarity. The new contract, as Max mentioned and I mentioned, starts in October ‘04.

George Gaspar—Robert W. Baird & Company—Analyst

It does.

John Simmons—Stewart & Stevenson Services—VP and CFO

We have initial funding approval that is more or less a stub period, if you will, through February ‘05, so that's considered program period one. It's really not a year, it's considered program period one.

Program period two then goes, as I understand it, from that point in time, February through September. After that, we'll go back to a full-year program year basis that the government follows, and that would become program year three starting in October ‘05. That's how I understand it.

George Gaspar—Robert W. Baird & Company—Analyst

Okay. All right. So, this—you were talking about 90 million then of indicated sales volume on that program one stub year at this point.

John Simmons—Stewart & Stevenson Services—VP and CFO

That was the program period, the first one, yes, in our backlog. And then this becomes firm funding for the second program period at base levels sorted deliveries.

George Gaspar—Robert W. Baird & Company—Analyst

Okay, all right. And then one question on petroleum equipment area to Max.

Considering what is happening in the increased visibility in the international market for gas-drilling activity, and Stewart Stevenson having some pretty fine pumping service equipment to offer to the international market, where the sales have been fairly strong, not always, but certainly there's a trend. Can you get this thing back built up by the second half of the current year? What's your thought on building—rebuilding petroleum equipment sales?

Max Lukens—Stewart & Stevenson Services—President and CEO

Well, you know, as you know from the past, sometimes large orders in one year and not in another can kind of skew result. I believe we can—I'll put it this way: I believe we can get sufficient revenue volume in there to eventually make a nice return out of that business.

As you know, some of the visibility in these markets, high oil prices and gas prices, haven't always driven some of the capital expenditures by the service companies where we're deriving our revenues. So we're still looking at their budgets and what they intend to spend. I think we can get, particularly with a renewed focus, since we'll have Mark Whitman with us looking specifically at the world servicing business and the utilities business, I think we'll gear back up, you know, our intensity on the revenue thing.

Part of the quarter that we just went through just reflects some of what the current activity coming out of the backlog was and those kind of issues.

George Gaspar—Robert W. Baird & Company—Analyst

Okay. Thank you.

Operator

Your next question comes from Matthew Gretch[ph] from Gretch Capital. Please proceed, sir.

Matthew Gretch—Gretch Capital—Analyst

I was wondering if you guys could characterize the orders in the quarter by business line.

Max Lukens—Stewart & Stevenson Services—President and CEO

We're not prepared to do that in this particular call. That's more of an end-of-quarter call with that kind of detail.

Matthew Gretch—Gretch Capital—Analyst

Okay, perhaps another one, then. Are you guys expecting operating losses in the April quarter?

Max Lukens—Stewart & Stevenson Services—President and CEO

We're not really here for—as I mentioned earlier, we don't forecast our profits a quarter ahead. We have not historically given guidance on a 90-day basis or a year basis, and we're going to continue to observe the policy of reporting the quarters as we close them.

Matthew Gretch—Gretch Capital—Analyst

Okay, and then as for the book value, can you guys estimate what that will be at the close of the quarter? I assume you've got a ballpark number there.

John Simmons—Stewart & Stevenson Services—VP and CFO

Again, I sound a little bit like a broken record, we think that's probably appropriate conversation at the March call. It's obvious that this level of losses is going to erode, you know, shareholder equity to some extent.

Some of the actions that we're taking, you know, convert some balance-sheet categories into cash, and there could be a little leakage on some of that. So I think that's a conversation, again, that would be better have at March 25 and we'll give you some obvious, more precise data and be able to calculate that book value for you.

Operator

Again, ladies and gentlemen, if you wish to ask a question, please press star 1.

And your next question is a follow-up question from Robert Longnecker. Please proceed, sir.

Robert Longnecker—Barrington Capital—Analyst

With all of these charges you guys are taking, and obviously you've sustained weakness and operating results, do you view any potential issues on your credit agreements, and do you view that the dividend could potentially be at risk?

John Simmons—Stewart & Stevenson Services—VP and CFO

With respect to the credit agreement, I guess it's maybe obvious to say, with the results we have in the amount of changes, moreover, that are going, and trying to get a little further clarity on some of the strategic directions, we just didn't feel it was the most opportune or appropriate time to go in the marketplace.

We did have the benefit of additional cash coming on the balance sheet back to the $62 million level, and we, you know, we actually anticipate that cash maintaining, you know, at or above those levels in the near-term. So we don't anticipate or have any short-term concerns. We do want to, however, get back to the market at some point in time relatively soon and get us a standby letter of credit and we would anticipate them to be on reasonably favorable terms.

With regard to dividend, we haven't addressed that policy directly, recently other than there's no reason to suggest at this point we change it until we get further down the road.

Max Lukens—Stewart & Stevenson Services—President and CEO

One of the things, just make sure we're clear, we went ahead and let the current credit agreement expire, so we have no restrictions one way or another an agreement, and we had never drawn on that agreement. We had, of course, paid commitment fees to keep it in place for awhile. Until we kind of formulate what our long-range plan is in the next quarter or two, we'll go back and, obviously, put that together. But we have no current restrictions and the dividend has not been discussed, one way or another. We just kind of assume status quo on the dividend for now.

Robert Longnecker—Barrington Capital—Analyst

Okay. And can you also speak to a little, going back to Power Products, clearly there's been a recovery in oil and gas, I'd say for the last year, rigs have been going up, and I'm just saying you haven't been outwardly focused. Is there a sense that that market's recovering and you guys aren't participating in that recovery?

Max Lukens—Stewart & Stevenson Services—President and CEO

Well, I think you have to be careful on looking at what the markets are. Sometimes a lot of our equipment goes to the deep offshore work in terms of the kind of equipment. You've got to look at where the rig count is and what drives some of our issues.

There could be issues in the past where we may not have been competitive. I don't have any direct indication of that. I do know that we have several important oil-fuel customers and we continue to serve them. And I think we have done very well by them, and we, obviously, with my background, I do have an interest both in Power Products and in the well servicing business to make sure that we maximize our revenues in those areas and I think we can be very competitive, and we have good product offerings and we will try to grow those revenues.

Robert Longnecker—Barrington Capital—Analyst

Okay. Thanks.

Operator

And your next question is a follow-up question from George Gaspar.

George Gaspar—Robert W. Baird & Company—Analyst

Yes, can you hear me?

Max Lukens—Stewart & Stevenson Services—President and CEO

Yes, we can, George.

George Gaspar—Robert W. Baird & Company—Analyst

Okay, I would like to zero down on the operating margin for 4Q, the guidance indicating, I believe it was 14 to 15%. That's below the general range that you've been coming in at, and I'm wondering if you could give us some idea of the reason for the potential drop-off from the 15.3% of the third quarter.

Are there additional charges being incurred for the new contract? Is the margin declining just on a unit basis? Or is there more burden being applied to the TVS group than previous.

John Simmons—Stewart & Stevenson Services—VP and CFO

George, again, we'll give you more clarity on that in the few weeks, but the short answer at this juncture is none of the above. It's driven by the mix of the units in the deliveries and, you know, maybe some small impact at year-end sort of making sure that we all accostume [ph]. But there's no step changes, there's no change in the allocations or any—anything that I'm aware of that suggests any sort of on-going impact.

George Gaspar—Robert W. Baird & Company—Analyst

Okay, and question on the Power Products area.

In terms of the exiting of activity that you have underway, can you give us some type of a percentage of revenue stream, let's say on a historical basis as you viewed the company that would no longer be able to be protected in terms of a revenue stream? Are we talking about lopping off 15% of the general revenue stream, or 25, or is there any guidance that can you give us on that?

Max Lukens—Stewart & Stevenson Services—President and CEO

Here again, we'll give you more guidance in our further call and—one of the, I think, more important than the amount, one of the things when we looked at the quality of revenue, we're trying to determine what it was doing to our profits and returns, so what we've really done, and we'll quantify this for you later in the month, we have locked off low-quality revenue that were driving some of our losses. And I don't think the percentage of that is as important as what it might drive for future profitability and less capital being used in those businesses.

So we will give you kind of a feel for that in March, but it really relates to those businesses we indicated that we had closed.

Some of the branch closures, by the way, wound up getting rid of costs, but we're going to satisfy the revenues out of other existing branches, things like Thermo King, that we'll quantify for you later, don't represent a huge number of revenues, but they weren't driving any profits for us, either. So, we'll give you a rendition of those later later.

We went through branch-by-branch, franchise-by-franchise, we diced and sliced revenue and we said where do we make our money, where do we not make our money, and those places we exited. We historically had not made money and we didn't think there was a future possibility of making much money, so that, you'll see a paring down of revenue potential in those, but you aught see an increase in profits to go with it.

Operator

If there are no further questions, I would now like to hand the call back to Max for closing comments.

Max Lukens—Stewart & Stevenson Services—President and CEO

Well, I appreciate your forbearance on this call. We are disappointed in the results for the quarter, but I believe we used it as a quarter of transition, we proactively addressed many issues in the quarter, and obviously incurred costs of a financial nature to be booked in terms of liabilities and losses.

We will continue this evaluative process over the next quarter or two. We are committed to getting the returns of this company back up to an acceptable level, and I believe we have taken a big bite of the apple to get started on this, and in future quarters, we'll have better things to report. Thank you very much for your time.

Operator

Thank you for your participation in today's conference. This concludes the presentation and you may now disconnect. Good day.

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TRANSCRIPT OF STEWART & STEVENSON'S CONFERENCE CALL HELD MARCH 3, 2004